Exhibit (h)(6)

August 14, 2020

LETTER AGREEMENT

Impact Shares Trust I (the “Trust”)

2189 Broken Bend

Frisco, Texas 75036

Re: Expense Limitation Agreement

Ladies and Gentlemen:

This Letter Agreement documents an undertaking by Impact Shares, Corp. (the “Adviser”) to limit the total operating expenses of the Impact Shares NAACP Minority Empowerment ETF, Impact Shares YWCA Women’s Empowerment ETF and Impact Shares Sustainable Development Goals Global Equity ETF (each, a “Fund” and together the Funds”). This Letter Agreement shall terminate (i) in the event the Investment Advisory Agreement between the Trust and the Adviser terminates with respect to the Funds, (ii) at the sole discretion of the Funds’ Board of Trustees on 30 days’ prior written notice to the Adviser, or (iii) upon mutual agreement between the Adviser and the Funds’ Board of Trustees.

Effective August 17, 2020 and until at least October 28, 2021, the Adviser hereby undertakes to limit the total annual operating expenses (exclusive of fees paid by the Fund pursuant to its distribution plan under Rule 12b-1 under the Investment Company Act of 1940, taxes, brokerage commissions and other transaction costs, interest payments, acquired fund fees and expenses, extraordinary expenses and dividend expenses on short sales (together the “Excluded Expenses”)) of the NAACP Minority Empowerment ETF to 0.49% and the YWCA Women’s Empowerment and Impact Shares Sustainable Development Goals Global Equity ETFs to 0.75% of average daily net assets attributable to shares of the Funds (the “Expense Cap”).

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Sincerely,

Impact Shares, Corp.

By: /S/ Donald J. Guiney
Name: Donald J. Guiney
Title: General Counsel

ACKNOWLEDGED AND ACCEPTED ON BEHALF OF:

Impact Shares NAACP Minority Empowerment ETF

Impact Shares YWCA Women’s Empowerment ETF

Impact Shares Sustainable Development Goals Global Equity ETF

IMPACT SHARES TRUST I

By: /S/ Donald J. Guiney
Name: Donald J. Guiney
Title: Secretary